Exhibit 10.40
SOLICITATION/CONTRACT/ORDER FOR COMMERCIAL ITEMS 1. REQUISITION NUMBER PAGE 1 OF 48 W-6-W2-03-TP-R03 000 2. CONTRACT NO. 3. AWARD/EFFECTIVE DATE 4. ORDER NUMBER 5. SOLICITATION NUMBER 6. SOLICITATION ISSUE DATE TIRNO-09-C00010 04/2/2009 NAME b. TELEPHONE NUMBER (No collect 8. OFFER DUE DATE/ 7. FOR SOLICITATION calls) LOCAL TIME INFORMATION CALL: DIANNE L GOOSBY 202-283-1207 9. ISSUED BY CODE IRS0088 10. THIS ACQUISITION IS Internal Revenue Service 0000 Oxon Hill Road, Suite 500 SMALL BUSINESS EMERGING SMAL Oxon Hill, MD 20743 SMALL BUSINESS BUSINESS HUBZONE SMALL NAICS: BUSINESS SERVICE-DISABLED SIZE STANDARD: VETERAN-OWNED 8(A) SMALL BUSINESS 11. DELIVERY FOR FOB DESTINATION 12. DISCOUNT TERMS 13a. THIS CONTRACT IS A 13b. RATING UNLESS BLOCK IS MARKED RATED ORDER UNDER DPAS (15 CFR700) 14. METHOD OF SOLICITATION SEE SCHEDULE RFO IFB RFP 15. DELIVER TO CODE 20706891 16. ADMINISTERED BY CODE IRS0088 Internal Revenue Service Internal Revenue Service 6009 Oxon Hill Road, Suite 500 Lanham, MD 20706 Oxon HID, MD 20745 17a. CONTRACTOR/OFFEROR CODE 00051397 FACILITY 18a. PAYMENT WILL BE MADE BY CODE I INVB33O CODE OFFICIAL PAYMENTS CORPORATION IRS Bsckley Finance Center 2333 SAN RAMON VALLEY BOULEVARD STE# 450 P.O. Box 9002 SAN RAMON. CA 945834456 Tel: (304) 254-3300 Beckley. WV 25802 TELEPHONE NO. OFFICIAL PAYMENTS CORPORATION 17b. CHECK IF REMITTANCE IS DIFFERENT AND PUT SUCH ADDRESS IN 18b. SUBMIT INVOICES TO ADDRESS SHOWN IN BLOCK 18a UNLESS BLOCK OFFER BELOW IS CHECKED. SEE ADDENDUM 19. 20. 21. 22. 23. 24. ITEM NO. SCHEDULE OF SUPPLIES/SERVICES QUANTITY UNIT UNIT PRICE AMOUNT SEE ATTACHMENT 1 - PRICING Use Reserve and/or Attach Additional Sheets Necessary 25. ACCOUNTING AND APPROPRIATION DATA 26. TOTAL AWARD AMOUNT (For Govt. Use Only) None $0.00 27a. SOLICITATION INCORPORATES BY REFERENCE FAR 52.212-1. 52.212-4, FAR 52.212-3 AND 52.212-5 ARE ATTACHED. ADDENDA ARE ARE NOT ATTACHED 27b. CONTRACT/PURCHASE ORDER INCORPORATES BY REFERENCE FAR 52.212-4, FAR 52.212-5 IS ATTACHED. ADDENDA ARE ARE NOT ATTACHED 28. CONTRACTOR IS REQUIRED TO SIGN THIS DOCUMENT AND RETURN 1 29. AWARD OF CONTRACT: REF. OFFER COPIES TO ISSUING OFFICE. CONTRACTOR AGREES TO FURNISH AND DELIVER DATED , YOUR OFFER ON SOLICITATION (BLOCK 5) ALL ITEMS SET FORTH OR OTHERWISE IDENTIFIED ABOVE AND ON ANY ADDITIONAL INCLUDING ANY ADDITIONS OR CHANGES WHICH ARE SET FORTH SHEETS SUBJECJJO THE TERMS AND CONDITIONS SPECIFIED HEREIN. HEREIN, IS ACCEPTED AS TO ITEMS: 30a. SIGNATURE OF OFFEROR/CONTRACTOR 31a. UNITED STATES OF AMERICA (SIGNATURE OF CONTRACTING OFFICER) DIANNE L GOOSBY 30b. NAME AND TITLE OF SIGNER [TYPE OR PRINT) 30c. DATE SIGNED 31b NAME OF CONTRACTING OFFICER (TYPE OR PRINT) 31c. DATE SIGNED NINA K. VELLAYAN, COO 4/3/2009 DIANNE L GOOSBY 202-283-1207 4/2/2009 AUTHORIZED FOR LOCAL REPRODUCTION STANDARD FORM 1449 (REV. 3/2005) PREVIOUS EDITION IS NOT USABLE Prescribed by GSA - FAR (48 CFR) 53.212

19. 20. 21. 22. 23. 24. ITEM NO. SCHEDULE OF SUPPLIES/SERVICES QUANTITY UNIT UNIT PRICE (US$) AMOUNT (US$) 32a. QUANTITY IN COLUMN 21 HAS BEEN RECEIVED INSPECTED ACCEPTED, AND CONFORMS TO THE CONTRACT. EXCEPT AS NOTED: 32b. SIGNATURE OF AUTHORIZED GOVERNMENT 32c. DATE I 32d. PRINTED NAME AND TITLE OF AUTHORIZED GOVERNMENT REPRESENTATIVE REPRESENTATIVE 32e. MAILING ADDRESS OF AUTHORIZED GOVERNMENT REPRESENTATIVE 32f. TELEPHONE NUMBER OF AUTHORIZED GOVERNMENT REPRESENTATIVE 32g. E-MAIL OF AUTHORIZED GOVERNMENT REPRESENTATIVE 33. SHIP NUMBER 34. VOUCHER NUMBER 35. AMOUNT VERIFIED 36. PAYMENT I 37. CHECK NUMBER CORRECT FOR _ PARTIAL FINAL COMPLETE PARTIAL FINAL 38. S/R ACCOUNT 39.S/R VOUCHER NUMBER 40. PAID BY NUMBER 41a. I CERTIFY THIS ACCOUNT IS CORRECT AND PROPER FOR PAYMENT 42a. RECEIVED BY (Print) 41b. SIGNATURE AND TITLE OF CERTIFYING OFFICER 41c. DATE 42b. RECEIVED AT (Location) 42.C DATE REC’D {YY/MUVDD) 42d. TOTAL CONTAINERS STANDARD FORM 1449 (REV. 3/2005) BACK

TIRNO-09-C-00019
TABLE OF CONTENTS

		PAGE NOS.

1. SF 1449 FORM		1 - 2

2. ATTACHMENT 1, SUPPLIES OR SERVICES AND PRICES/COSTS		5 - 8

2.1	NO-COST, FIXED CONVENIENCE FEE RATE CONTRACT	5

2.2	CONTRACT PRICING (CONVENIENCE FEE)	5
	2.2.1 BASE PERIOD	5
	2.2.2 OPTION PERIOD 1	6
	2.2.3 OPTION PERIOD 2	6
	2.2.4 OPTION PERIOD 3	7
	2.2.5 OPTION PERIOD 4	8

2.3	AUTHORITY — CONTRACTING OFFICER, CONTRACTING OFFICER’S TECHNICAL REPRESENTATIVE AND CONTRACTOR’S PROJECT MANAGER	9

2.4	PERIOD OF PERFORMANCE	10

2.5	PREPARATION FOR DELIVERY	10

2.6	MARKING OF SHIPMENTS	10

3. CLAUSES		11 - 24

FAR 52.252-2 CLAUSES INCORPORTATED BY REFERENCE
52.203-6	Restrictions on Subcontractor Sales to the Government (ALT 1) (FEB 2007)
52.204-4	Printed or Copied Double-Sided on On Recycled Paper (AUG 2000)
52.212-4	Contract Terms and Conditions (FEB 2007)
52.233-4	Applicable Law for Breach of Contract Claim (OCT 2004)

PAGE NOS.
FAR 52.212-5 CONTRACT TERMS & CONDITIONS REQUIRED TO IMPLEMENT STATUTES OR EXECUTIVE
ORDERS — COMMERCIAL ITEMS
FAR 52.216-1 CONTRACT TYPE
FAR 52.217-8 OPTION TO EXTEND SERVICES
FAR 52.217-9 OPTION TO EXTEND THE TERM OF THE CONTRACT
FAR 52.237-3 CONTINUITY OF SERVICES
FAR 52.227-19 COMMERCIAL COMPUTER SOFTWARE — RESTRICTED RIGHTS
FAR 52.232-33 PAYMENT BY ELECTRONIC FUNDS TRANSFER — CENTRAL CONTRACTOR REGISTRATION
1052.204-9003 INFORMATION SECURITY TRAINING REQUIREMENT
1052.224-9000a DISCLOSURE OF INFORMATION-SAFEGUARDS
1052.224-9000(d) DISCLOSURE OF “SENSITIVE BUT UNCLASSIFIED” INFORMATION SAFEGUARDS
1052.224-9001(a) DISCLOSURE OF INFORMATION — CRIMINAL/CIVIL SANCTIONS
1052.224-9001(b) DISCLOSURE OF INFORMATION — SENSITIVE BUT UNCLASSIFIED USE ONLY
1052-204-9003 INFORMATION SECURITY TRAINING REQUIREMENTS
1052.224-9002 DISCLOSURE OF INFORMATION — INSPECTION

ATTACHMENTS

1. SUPPLIES/SERVICES AND PRICES/COSTS, ATTACHMENT 1 (SEE SECTION 2)	5 - 8

2. SECTION C, ATTACHMENT 2	25 - 47

3. APPENDIX A through C, ATTACHMENT 3	48

ATTACHMENT 1
2. SUPPLIES OR SERVICES AND PRICES/COSTS
2.1 NO COST, FIXED CONVENIENCE FEE RATE
This is a no cost to the Government, Fixed Convenience Fee Rate Contract. All fees authorized for use under the terms of this contract will not be paid by the Government.
2.2 CONTRACT PRICING (CONVENIENCE FEE)
2.2.1 BASE PERIOD — (January 1, 2010 through December 31, 2010)

CLIN DESCRIPTION	PRICE

0001 Electronic Payments	$0
0002 Monthly Development Status Reports	$0
0003 Daily Transaction Reports	$0
0004 Monthly Transaction Reports	$0
0005 Chargeback Reports	$0
0006 Exception Handling Reports	$0
0007 Ad Hoc Reports	$0
0008 Findings Reports	$0
0009 Marketing Reports	$0
0010 Capacity Analysis	$0
0011 System Security Plan	$0
0012 Security Features Users Guide	$0
0013 Configuration Management Plan	$0
0014 Risk Assessment Plan	$0
0015 Disaster Recovery Plan	$0
0016 Network Design and Architecture Schematic	$0
0017 Trusted Facilities Manual	$0
0018 Process and Data Flow Schematic	$0
0019 Funds Settlement Timeline	$0
0020 System Development Life Cycle Plan	$0
0021 Test Plans, Test Cases and Test Results	$0
0022 Functional Requirements/User Interface Documentation	$0

CLIN DESCRIPTION	PRICE

0023 Scripts/Call Flows/Screen Shots/Business Rules	$0
0024 Work Breakdown Structure/Schedule	$0
0025 Incident Reports	$0
0026 Convenience Fee — Fixed	2.39%

TOTAL NO COST, FIXED PRICE	$0

2.2.2 OPTION 1 — (January 1, 2011 through December 31, 2011 )

CLIN DESCRIPTION	PRICE

1001 Electronic Payments	$0
1002 Monthly Development Status Reports	$0
1003 Daily Transaction Reports	$0
1004 Monthly Transaction Reports	$0
1005 Chargeback Reports	$0
1006 Exception Handling Reports	$0
1007 Ad Hoc Reports	$0
1008 Findings Reports	$0
1009 Marketing Reports	$0
1010 1001 Capacity Analysis	$0
1011 System Security Plan	$0
1012 Security Features Users Guide	$0
1013 Configuration Management Plan	$0
1014 Risk Assessment Plan	$0
1015 Disaster Recovery Plan	$0
1016 Network Design and Architecture Schematic	$0
1017 Trusted Facilities Manual	$0
1018 Process and Data Flow Schematic	$0
1019 Funds Settlement Timeline	$0
1020 System Development Life Cycle Plan	$0
1021 Test Plans, Test Cases and Test Results	$0
1022 Functional Requirements/User Interface Documentation	$0
1023 Scripts/Call Flows/Screen Shots/Business Rules	$0
1024 Work Breakdown Structure/Schedule	$0
1025 Incident Reports	$0
1026 Convenience Fee — Fixed	2.39%

TOTAL FIXED PRICE	$0

2.2.3 OPTION 2 — (January 1, 2012 through December 31, 2012)

CLIN DESCRIPTION	PRICE

2001 Electronic Payments	$0
2002 Monthly Development Status Reports	$0
2003 Daily Transaction Reports	$0

CLIN DESCRIPTION	PRICE

2004 Monthly Transaction Reports	$0
2005 Chargeback Reports	$0
2006 Exception Handling Reports	$0
2007 Ad Hoc Reports	$0
2008 Findings Reports	$0
2009 Marketing Reports	$0
2010 Capacity Analysis	$0
2011 System Security Plan	$0
2012 Security Features Users Guide	$0
2013 Configuration Management Plan	$0
2014 Risk Assessment Plan	$0
2015 Disaster Recovery Plan	$0
2016 Network Design and Architecture Schematic	$0
2017 Trusted Facilities Manual	$0
2018 Process and Data Flow Schematic	$0
2019 Funds Settlement Timeline	$0
2020 System Development Life Cycle Plan	$0
2021 Test Plans, Test Cases and Test Results	$0
2022 Functional Requirements/User Interface Documentation	$0
2023 Scripts/Call Flows/Screen Shots/Business Rules	$0
2024 Work Breakdown Structure/Schedule	$0
2025 Incident Reports	$0
2026 Convenience Fee — Fixed	2.39%

TOTAL FIRM FIXED PRICE	$0

2.2.4 OPTION 3 — (January 1, 2013 through December 31, 2013)

CLIN DESCRIPTION	PRICE

3001 Electronic Payments	$0
3002 Monthly Development Status Reports	$0
3003 Daily Transaction Reports	$0
3004 Monthly Transaction Reports	$0
3005 Chargeback Reports	$0
3006 Exception Handling Reports	$0
3007 Ad Hoc Reports	$0
3008 Findings Reports	$0
3009 Marketing Reports	$0
3010 Capacity Analysis	$0
3011 System Security Plan	$0
3012 Security Features Users Guide	$0
3013 Configuration Management Plan	$0
3014 Risk Assessment Plan	$0
3015 Disaster Recovery Plan	$0
3016 Network Design and Architecture Schematic	$0
3017 Trusted Facilities Manual	$0
3018 Process and Data Flow Schematic	$0
3019 Funds Settlement Timeline	$0

CLIN DESCRIPTION	PRICE

3020 System Development Life Cycle Plan	$0
3021 Test Plans, Test Cases and Test Results	$0
3022 Functional Requirements/User Interface Documentation	$0
3023 Scripts/Call Flows/Screen Shots/Business Rules	$0
3024 Work Breakdown Structure/Schedule	$0
3025 Incident Reports	$0
3026 Convenience Fee — Fixed	2.39%

TOTAL FIXED PRICE	$0

2.2.5 OPTION 4 — (January 1, 2014 through December 31, 2014)

CLIN DESCRIPTION	PRICE

4001 Electronic Payments	$0
4002 Monthly Development Status Reports	$0
4003 Daily Transaction Reports	$0
4004 Monthly Transaction Reports	$0
4005 Chargeback Reports	$0
4006 Exception Handling Reports	$0
4007 Ad Hoc Reports	$0
4008 Findings Reports	$0
4009 Marketing Reports	$0
4010 Capacity Analysis	$0
4011 System Security Plan	$0
4012 Security Features Users Guide	$0
4013 Configuration Management Plan	$0
4014 Risk Assessment Plan	$0
4015 Disaster Recovery Plan	$0
4016 Network Design and Architecture Schematic	$0
4017 Trusted Facilities Manual	$0
4018 Process and Data Flow Schematic	$0
4019 Funds Settlement Timeline	$0
4020 System Development Life Cycle Plan	$0
4021 Test Plans, Test Cases and Test Results	$0
4022 Functional Requirements/User Interface Documentation	$0
4023 Scripts/Call Flows/Screen Shots/Business Rules	$0
4024 Work Breakdown Structure/Schedule	$0
4025 Incident Reports	$0
4026 Convenience Fee — Fixed	2.39%

TOTAL FIXED PRICE	$0

2.3 AUTHORITY — CONTRACTING OFFICER, CONTRACTING OFFICER’S TECHNICAL REPRESENTATIVE AND CONTRACTOR’S PROJECT MANAGER
(a) The Contracting Officer for administration of this contract is:
Dianne L. Goosby
Internal Revenue Service
6009 Oxon Hill Road, Room 500
Oxon Hill, Maryland 20745
The telephone number for the Contracting Officer is: (202) 283-1207.
The Contracting Officer, in accordance with Subpart 1.6 of the Federal Acquisition Regulation, is the only person authorized to make or approve any changes in any of the requirements of this contract, and withstanding any clauses contained elsewhere in this contract, the said authority remains solely with the Contracting Officer. In the event the Contractor makes any changes at the direction of any person other than the Contracting Officer, the changes will be considered to have been made without authority an no adjustment will be made in the contract price to cover any increase in cost incurred as a result thereof.
(b) The Contracting Officer’s Technical Representative (COTR) for this contract is:
Natalie Boston
Internal Revenue Service
S:SE:CAS:SP:TPM
5000 Ellin Road
New Carrollton, MD 20706
The telephone number for the COTR is: (202) 283-0764.
The COTR will represent the Contracting Officer in the administration of technical details within the scope of this contract. The COTR is also responsible for the final inspection and acceptance of all reports, and such other responsibilities as may be specified in the contract. The COTR is not otherwise authorized to make any representations or commitments of any kind on behalf of the Contracting Officer or the Government. The COTR does not have authority to alter the Contractor’s obligations or to change the contract specifications, price, terms or conditions. If, as a result of technical discussions, it is desirable to modify contract obligations or the statement of work, changes will be issued in writing and signed by the Contracting officer.
The COTR assignment for this contract may be change at any time by the Government without prior notice to the Contractor. The Contractor will be notified of the change.
(c) The Contractor’s designated Project Manager for this contract is:
Steve Johnson
The telephone number for the Project Manager is (955) 825-5040.

The Contractor shall provide a Project Manager for this contract who shall have the authority to make any no-cost contract technical decisions, or special arrangement regarding this contract. The Project Manager shall be responsible for the overall management and coordination of this contract and shall act as the central point of contact with the Government. The Project Manager shall have full authority to act for the Contractor in the performance of the required services. The Project Manager, or a designated representative, shall meet with the COTR to discuss problem areas as they occur. The Project Manager, or designated representative shall respond within four hours after notification of the existence of a problem. The Project Manager shall be able to fluently read, write, and speak the English language.
2.4 PERIOD OF PERFORMANCE
The period of performance shall commence on January 1, 2010 through December 31, 2010, with four (4) one year option periods, as follows:

Base Period:	January 1, 2010	through	December 31, 2010

Option Period I :	January 1, 2011	through	December 31, 2011

Option Period II:	January 1, 2012	through	December 31, 2012

Option Period III:	January 1, 2013	through	December 31, 2013

Option Period IV:	January 1, 2014	through	December 31, 2014
2.5 PREPARATION FOR DELIVERY
(a) The Contractor’s best commercial practice is required for delivery to all delivery points at no cost to the Government. The use of asbestos, excelsior, or shredded paper (all types including waxed paper, computer paper, and similar hydroscopic or non-neutral material) is prohibited.
(b) The Contractor shall notify the Point of Contact at each delivery point at lease five business days prior to the anticipated date of delivery.
2.6 MARKING OF SHIPMENTS
(a) The Contractor shall mark all shipments in accordance with best commercial practices at no cost to the Government.
(b) The Contractor shall mark each container with the following Information:
(1)	IRS Contract Number and Title,

(2)	Delivery Address,

(3)	Point of Contact (including Name and Telephone Number) (see Delivery Order Block No. 6)

(4)	Sequential container Contents.

(5)	Identification of Container Contents.

3. CLAUSES
FAR 52.252-2 CLAUSES INCORPORATED BY REFERENCE (FEB 1998)
This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text may be accessed electronically at this address:
http://www.acquisition.gov/comp/far/current/html/52_301Matrix.html

Clause
Number	Title	Date
52.203-6	Restrictions on Subcontractor Sales to the Government (ALT 1)	(FEB 2007)
(OCT 1995)
52.204-4	Printed or Copied Double-Sided on	(AUG 2000)
On Recycled Paper
52.212-4	Contract Terms and Conditions	(FEB 2007)
52.233-4	Applicable Law for Breach of Contract Claim	(OCT 2004)

FAR 52.212-5 Contract Terms and Conditions Required To Implement Statutes or Executive Orders—Commercial Items (Sept 2008)
     (a) The Contractor shall comply with the following Federal Acquisition Regulation (FAR) clauses, which are incorporated in this contract by reference, to implement provisions of law or Executive orders applicable to acquisitions of commercial items:
          (1) 52.233-3, Protest After Award (AUG 1996) (31 U.S.C. 3553).
          (2) 52.233-4, Applicable Law for Breach of Contract Claim (Oct 2004) (Pub. L. 108-77, 108-78)
     (b) The Contractor shall comply with the FAR clauses in this paragraph (b) that the Contracting Officer has indicated as being incorporated in this contract by reference to implement provisions of law or Executive orders applicable to acquisitions of commercial items:
[Contracting Officer check as appropriate.]
          ☑ (1) 52.203-6, Restrictions on Subcontractor Sales to the Government (Sept 2006), with Alternate I (Oct 1995) (41 U.S.C. 253g and 10 U.S.C. 2402).
          ☐ (2) 52.219-3, Notice of Total HUBZone Set-Aside (Jan 1999) (15 U.S.C. 657a).
          ☑ (3) 52.219-4, Notice of Price Evaluation Preference for HUBZone Small Business Concerns (JULY 2005) (if the offeror elects to waive the preference, it shall so indicate in its offer) (15 U.S.C. 657a).
          ☐ (4) [Reserved]

          ☐ (5)(i) 52.219-6, Notice of Total Small Business Set-Aside (June 2003) (15 U.S.C. 644).
               ☐ (ii) Alternate I (Oct 1995) of 52.219-6.
               ☐ (iii) Alternate II (Mar 2004) of 52.219-6.
          ☐ (6)(i) 52.219-7, Notice of Partial Small Business Set-Aside (June 2003) (15 U.S.C. 644).
               ☐ (ii) Alternate I (Oct 1995) of 52.219-7.
               ☐ (iii) Alternate II (Mar 2004) of 52.219-7.
          ☐ (7) 52.219-8, Utilization of Small Business Concerns (May 2004) (15 U.S.C. 637(d)(2) and (3)).
          ☐ (8)(i) 52.219-9, Small Business Subcontracting Plan (Apr 2008) (15 U.S.C. 637(d)(4)).
               ☐ (ii) Alternate I (Oct 2001) of 52.219-9.
               ☐ (iii) Alternate II (Oct 2001) of 52.219-9.
          ☐ (9) 52.219-14, Limitations on Subcontracting (Dec 1996) (15 U.S.C. 637(a)(14)).
          ☐ (10) 52.219-16, Liquidated Damages—Subcontracting Plan (Jan 1999) (15 U.S.C. 637(d)(4)(F)(i)).
          ☐ (11)(i) 52.219-23, Notice of Price Evaluation Adjustment for Small Disadvantaged Business Concerns (Sept 2005) (10 U.S.C. 2323) (if the offeror elects to waive the adjustment, it shall so indicate in its offer).
               ☐ (ii) Alternate I (June 2003) of 52.219-23.
          ☐ (12) 52.219-25, Small Disadvantaged Business Participation Program—Disadvantaged Status and Reporting (Apr 2008) (Pub. L. 103-355, section 7102, and 10 U.S.C. 2323).
          ☐ (13) 52.219-26, Small Disadvantaged Business Participation Program—Incentive Subcontracting (Oct 2000) (Pub. L. 103-355, section 7102, and 10 U.S.C. 2323).
          ☐ (14) 52.219-27, Notice of Total Service-Disabled Veteran-Owned Small Business Set-Aside (May 2004) (15 U.S.C. 657 f).
          ☐ (15) 52.219-28, Post Award Small Business Program Rerepresentation (June 2007) (15 U.S.C. 632(a)(2)).
          ☐ (16) 52.222-3, Convict Labor (June 2003) (E.O. 11755).
          ☑ (17) 52.222-19, Child Labor — Cooperation with Authorities and Remedies (Feb 2008) (E.O. 13126).
          ☐ (18) 52.222-21, Prohibition of Segregated Facilities (Feb 1999).
          ☑ (19) 52.222-26, Equal Opportunity (Mar 2007) (E.O. 11246).
          ☑ (20) 52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (38 U.S.C. 4212).
          ☑ (21) 52.222-36, Affirmative Action for Workers with Disabilities (Jun 1998) (29 U.S.C. 793).
          ☑ (22) 52.222-37, Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (38 U.S.C. 4212).
          ☐ (23) 52.222-39, Notification of Employee Rights Concerning Payment of Union Dues or Fees (Dec 2004) (E.O. 13201).

          ☐ (24)(i) 52.222-50, Combating Trafficking in Persons (Aug 2007) (Applies to all contracts).
               ☐ (ii) Alternate I (Aug 2007) of 52.222-50.
          ☐ (25)(i) 52.223-9, Estimate of Percentage of Recovered Material Content for EPA-Designated Items (May 2008) (42 U.S.C. 6962(c)(3)(A)(ii)).
               ☐ (ii) Alternate I (May 2008) of 52.223-9 (42 U.S.C. 6962(i)(2)(C)).
          ☐ (26) 52.223-15, Energy Efficiency in Energy-Consuming Products (Dec 2007) (42 U.S.C. 8259b).
          ☐ (27)(i) 52.223-16, IEEE 1680 Standard for the Environmental Assessment of Personal Computer Products (Dec 2007) (E.O. 13423).
               ☐ (ii) Alternate I (Dec 2007) of 52.223-16.
          ☐ (28) 52.225-1, Buy American Act—Supplies (June 2003) (41 U.S.C. 10a-10d).
          ☐ (29)(i) 52.225-3, Buy American Act—Free Trade Agreements—Israeli Trade Act (Aug 2007) (41 U.S.C. 10a-10d, 19 U.S.C. 3301 note, 19 U.S.C. 2112 note, Pub. L 108-77, 108-78, 108-286, 109-53 and 109-169).
               ☐ (ii) Alternate I (Jan 2004) of 52.225-3.
               ☐ (iii) Alternate II (Jan 2004) of 52.225-3.
          ☐ (30) 52.225-5, Trade Agreements (Nov 2007) (19 U.S.C. 2501, et seq., 19 U.S.C. 3301 note).
          ☐ (31) 52.225-13, Restrictions on Certain Foreign Purchases (June 2008) (E.O.’s, proclamations, and statutes administered by the Office of Foreign Assets Control of the Department of the Treasury).
          ☐ (32) 52.226-4, Notice of Disaster or Emergency Area Set-Aside (Nov 2007) (42 U.S.C. 5150).
          ☐ (33) 52.226-5, Restrictions on Subcontracting Outside Disaster or Emergency Area (Nov 2007) (42 U.S.C. 5150).
          ☑ (34) 52.232-29, Terms for Financing of Purchases of Commercial Items (Feb 2002) (41 U.S.C. 255(f), 10 U.S.C. 2307(f)).
          ☐ (35) 52.232-30, Installment Payments for Commercial Items (Oct 1995) (41 U.S.C. 255(f), 10 U.S.C. 2307(f)).
          ☑ (36) 52.232-33, Payment by Electronic Funds Transfer—Central Contractor Registration (Oct 2003) (31 U.S.C. 3332).
          ☐ (37) 52.232-34, Payment by Electronic Funds Transfer—Other than Central Contractor Registration (May 1999) (31 U.S.C. 3332).
          ☑ (38) 52.232-36, Payment by Third Party (May 1999) (31 U.S.C. 3332).
          ☑ (39) 52.239-1, Privacy or Security Safeguards (Aug 1996) (5 U.S.C. 552a).
          ☐ (40)(i) 52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (Feb 2006) (46 U.S.C. Appx. 1241(b) and 10 U.S.C. 2631).
               ☐ (ii) Alternate I (Apr 2003) of 52.247-64.
     (c) The Contractor shall comply with the FAR clauses in this paragraph (c), applicable to commercial services, that the Contracting Officer has indicated as being incorporated in this contract by reference to implement provisions of law or Executive orders applicable to acquisitions of commercial items:

     [Contracting Officer check as appropriate.]
          ☐ (1) 52.222-41, Service Contract Act of 1965 (Nov 2007) (41 U.S.C. 351, et seq.).
          ☐ (2) 52.222-42, Statement of Equivalent Rates for Federal Hires (May 1989) (29 U.S.C. 206 and 41 U.S.C. 351, et seq.).
          ☐ (3) 52.222-43, Fair Labor Standards Act and Service Contract Act—Price Adjustment (Multiple Year and Option Contracts) (Nov 2006) (29 U.S.C. 206 and 41 U.S.C. 351, et seq.).
          ☐ (4) 52.222-44, Fair Labor Standards Act and Service Contract Act—Price Adjustment (Feb 2002) (29 U.S.C. 206 and 41 U.S.C. 351, et seq.).
          ☐ (5) 52.222-51, Exemption from Application of the Service Contract Act to Contracts for Maintenance, Calibration, or Repair of Certain Equipment—Requirements (Nov 2007) (41 U.S.C. 351, et seq.).
          ☐ (6) 52.222-53, Exemption from Application of the Service Contract Act to Contracts for Certain Services—Requirements (Nov 2007) (41 U.S.C. 351, et seq.).
          ☐ (7) 52.237-11, Accepting and Dispensing of $1 Coin (Sept 2008) (31 U.S.C. 5112(p)(1)).
     (d) Comptroller General Examination of Record. The Contractor shall comply with the provisions of this paragraph (d) if this contract was awarded using other than sealed bid, is in excess of the simplified acquisition threshold, and does not contain the clause at 52.215-2, Audit and Records—Negotiation.
          (1) The Comptroller General of the United States, or an authorized representative of the Comptroller General, shall have access to and right to examine any of the Contractor’s directly pertinent records involving transactions related to this contract.
          (2) The Contractor shall make available at its offices at all reasonable times the records, materials, and other evidence for examination, audit, or reproduction, until 3 years after final payment under this contract or for any shorter period specified in FAR Subpart 4.7, Contractor Records Retention, of the other clauses of this contract. If this contract is completely or partially terminated, the records relating to the work terminated shall be made available for 3 years after any resulting final termination settelement. Records relating to appeals under the disputes clause or to litigation or the settlement of claims arising under or relating to this contract shall be made available until such appeals, litigation, or claims are finally resolved.
          (3) As used in this clause, records include books, documents, accounting procedures and practices, and other data, regardless of type and regardless of form. This does not require the Contractor to create or maintain any record that the Contractor does not maintain in the ordinary course of business or pursuant to a provision of law.
     (e)(1) Notwithstanding the requirements of the clauses in paragraphs(a), (b), (c), and (d) of this clause, the Contractor is not required to flow down any FAR clause, other than those in paragraphs (i) through (vii) of this paragraph in a subcontract for commercial items. Unless otherwise indicated below, the extent of the flow down shall be as required by the clause—
               (i) 52.219-8, Utilization of Small Business Concerns (May 2004) (15 U.S.C. 637(d)(2) and (3)), in all subcontracts that offer further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $550,000 ($1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.
               (ii) 52.222-26, Equal Opportunity (Mar 2007) (E.O. 11246).
               (iii) 52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (38 U.S.C. 4212).
               (iv) 52.222-36, Affirmative Action for Workers with Disabilities (June 1998) (29 U.S.C. 793).
               (v) 52.222-39, Notification of Employee Rights Concerning Payment of Union Dues or Fees (Dec 2004) (E.O. 13201).
               (vi) 52.222-41, Service Contract Act of 1965 (Nov 2007) (41 U.S.C. 351, et seq.).
                (vii) 52.222-50, Combating Trafficking in Persons (Aug 2007) (22 U.S.C. 7104(g)). Flow down required in accordance with paragraph (f) of FAR clause 52.222-50.
               (viii) 52.222-51, Exemption from Application of the Service Contract Act to Contracts for Maintenance, Calibration, or Repair of Certain Equipment-Requirements (Nov 2007) (41 U.S.C. 351, et seq.).
               (ix) 52.222-53, Exemption from Application of the Service Contract Act to Contracts for Certain Services-Requirements (Nov 2007) (41 U.S.C. 351, et seq.).
               (x) 52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (Feb 2006) (46 U.S.C. Appx. 1241(b) and 10 U.S.C. 2631). Flow down required in accordance with paragraph (d) of FAR clause 52.247-64.
          (2) While not required, the contractor may include in its subcontracts for commercial items a minimal number of additional clauses necessary to satisfy its contractual obligations.
(End of clause)
     Alternate I (Feb 2000). As prescribed in 12.301(b)(4), delete paragraph (d) from the basic clause, redesignate paragraph (e) as paragraph (d), and revise the reference to “paragraphs (a), (b), (c), or (d) of this clause” in the redesignated paragraph (d) to read “paragraphs (a), (b), and (c) of this clause.”
FAR 52.216-1 TYPE OF CONTRACT (APR 1984)
The Government contemplates award of a No-Cost to the Government, Fixed Convenience Fee Rate contract resulting from this solicitation.
(End of Provision)
52.217-8 Option to Extend Services.
     As prescribed in 17.208(f), insert a clause substantially the same as the following:
Option to Extend Services (Nov 1999)

     The Government may require continued performance of any services within the limits and at the rates specified in the contract. These rates may be adjusted only as a result of revisions to prevailing labor rates provided by the Secretary of Labor. The option provision may be exercised more than once, but the total extension of performance hereunder shall not exceed 6 months. The Contracting Officer may exercise the option by written notice to the Contractor within 60 days.
(End of clause)
52.217-9 Option to Extend the Term of the Contract.
     As prescribed in 17.208(g), insert a clause substantially the same as the following:
Option to Extend the Term of the Contract (Mar 2000)
     (a) The Government may extend the term of this contract by written notice to the Contractor within 30 days; provided that the Government gives the Contractor a preliminary written notice of its intent to extend at least 60 days before the contract expires. The preliminary notice does not commit the Government to an extension.
     (b) If the Government exercises this option, the extended contract shall be considered to include this option clause.
     (c) The total duration of this contract, including the exercise of any options under this clause, shall not exceed 60 months.
(End of clause)
52.227-19 Commercial Computer Software License.
     As prescribed in 27.409(g), insert the following clause:
Commercial Computer Software License (Dec 2007)
     (a) Notwithstanding any contrary provisions contained in the Contractor’s standard commercial license or lease agreement, the Contractor agrees that the Government will have the rights that are set forth in paragraph (b) of this clause to use, duplicate or disclose any commercial computer software delivered under this contract. The terms and provisions of this contract shall comply with Federal laws and the Federal Acquisition Regulation.
     (b)(1) The commercial computer software delivered under this contract may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b)(2) of this clause or as expressly stated otherwise in this contract.
          (2) The commercial computer software may be—
               (i) Used or copied for use with the computer(s) for which it was acquired, including use at any Government installation to which the computer(s) may be transferred;

               (ii) Used or copied for use with a backup computer if any computer for which it was acquired is inoperative;
               (iii) Reproduced for safekeeping (archives) or backup purposes;
               (iv) Modified, adapted, or combined with other computer software, provided that the modified, adapted, or combined portions of the derivative software incorporating any of the delivered, commercial computer software shall be subject to same restrictions set forth in this contract;
               (v) Disclosed to and reproduced for use by support service Contractors or their subcontractors, subject to the same restrictions set forth in this contract; and
               (vi) Used or copied for use with a replacement computer.
          (3) If the commercial computer software is otherwise available without disclosure restrictions, the Contractor licenses it to the Government without disclosure restrictions.
     (c) The Contractor shall affix a notice substantially as follows to any commercial computer software delivered under this contract:
Notice-Notwithstanding any other lease or license agreement that may pertain to, or accompany the delivery of, this computer software, the rights of the Government regarding its use, reproduction and disclosure are as set forth in Government Contract No. TIRNO-09-C-00019.
(End of clause)
52.232-33 Payment by Electronic Funds Transfer—Central Contractor Registration.
     As prescribed in 32.1110(a)(1), insert the following clause:
Payment by Electronic Funds Transfer—Central Contractor Registration
(Oct 2003)
     (a) Method of payment.
           (1) All payments by the Government under this contract shall be made by electronic funds transfer (EFT), except as provided in paragraph (a)(2) of this clause. As used in this clause, the term “EFT” refers to the funds transfer and may also include the payment information transfer.
          (2) In the event the Government is unable to release one or more payments by EFT, the Contractor agrees to either—
               (i) Accept payment by check or some other mutually agreeable method of payment; or
               (ii) Request the Government to extend the payment due date until such time as the Government can make payment by EFT (but see paragraph (d) of this clause).
     (b) Contractor’s EFT information. The Government shall make payment to the Contractor using the EFT information contained in the Central Contractor Registration (CCR) database. In the event that the EFT information changes, the Contractor shall be responsible for providing the updated information to the CCR database.

     (c) Mechanisms for EFT payment. The Government may make payment by EFT through either the Automated Clearing House (ACH) network, subject to the rules of the National Automated Clearing House Association, or the Fedwire Transfer System. The rules governing Federal payments through the ACH are contained in 31 CFR Part 210.
     (d) Suspension of payment. If the Contractor’s EFT information in the CCR database is incorrect, then the Government need not make payment to the Contractor under this contract until correct EFT information is entered into the CCR database; and any invoice or contract financing request shall be deemed not to be a proper invoice for the purpose of prompt payment under this contract. The prompt payment terms of the contract regarding notice of an improper invoice and delays in accrual of interest penalties apply.
     (e) Liability for uncompleted or erroneous transfers.
          (1) If an uncompleted or erroneous transfer occurs because the Government used the Contractor’s EFT information incorrectly, the Government remains responsible for—
               (i) Making a correct payment;
               (ii) Paying any prompt payment penalty due; and
               (iii) Recovering any erroneously directed funds.
          (2) If an uncompleted or erroneous transfer occurs because the Contractor’s EFT information was incorrect, or was revised within 30 days of Government release of the EFT payment transaction instruction to the Federal Reserve System, and—
               (i) If the funds are no longer under the control of the payment office, the Government is deemed to have made payment and the Contractor is responsible for recovery of any erroneously directed funds; or
               (ii) If the funds remain under the control of the payment office, the Government shall not make payment, and the provisions of paragraph (d) of this clause shall apply.
     (f) EFT and prompt payment. A payment shall be deemed to have been made in a timely manner in accordance with the prompt payment terms of this contract if, in the EFT payment transaction instruction released to the Federal Reserve System, the date specified for settlement of the payment is on or before the prompt payment due date, provided the specified payment date is a valid date under the rules of the Federal Reserve System.
     (g) EFT and assignment of claims. If the Contractor assigns the proceeds of this contract as provided for in the assignment of claims terms of this contract, the Contractor shall require as a condition of any such assignment, that the assignee shall register separately in the CCR database and shall be paid by EFT in accordance with the terms of this clause. Notwithstanding any other requirement of this contract, payment to an ultimate recipient other than the Contractor, or a financial institution properly recognized under an assignment of claims pursuant to Subpart 32.8, is not permitted. In all respects, the requirements of this clause shall apply to the assignee as if it were the Contractor. EFT information that shows the ultimate recipient of the transfer to be other than the Contractor, in the absence of a proper assignment of claims acceptable to the Government, is incorrect EFT information within the meaning of paragraph (d) of this clause.

     (h) Liability for change of EFT information by financial agent. The Government is not liable for errors resulting from changes to EFT information made by the Contractor’s financial agent.
     (i) Payment information. The payment or disbursing office shall forward to the Contractor available payment information that is suitable for transmission as of the date of release of the EFT instruction to the Federal Reserve System. The Government may request the Contractor to designate a desired format and method(s) for delivery of payment information from a list of formats and methods the payment office is capable of executing. However, the Government does not guarantee that any particular format or method of delivery is available at any particular payment office and retains the latitude to use the format and delivery method most convenient to the Government. If the Government makes payment by check in accordance with paragraph (a) of this clause, the Government shall mail the payment information to the remittance address contained in the CCR database.
(End of clause)
52.237-3 Continuity of Services.
     As prescribed in 37.110(c), insert the following clause:
Continuity of Services (Jan 1991)
     (a) The Contractor recognizes that the services under this contract are vital to the Government and must be continued without interruption and that, upon contract expiration, a successor, either the Government or another contractor, may continue them. The Contractor agrees to—
          (1) Furnish phase-in training; and
          (2) Exercise its best efforts and cooperation to effect an orderly and efficient transition to a successor.
     (b) The Contractor shall, upon the Contracting Officer’s written notice, (1) furnish phase-in, phase-out services for up to 90 days after this contract expires and (2) negotiate in good faith a plan with a successor to determine the nature and extent of phase-in, phase-out services required. The plan shall specify a training program and a date for transferring responsibilities for each division of work described in the plan, and shall be subject to the Contracting Officer’s approval. The Contractor shall provide sufficient experienced personnel during the phase-in, phase-out period to ensure that the services called for by this contract are maintained at the required level of proficiency.
     (c) The Contractor shall allow as many personnel as practicable to remain on the job to help the successor maintain the continuity and consistency of the services required by this contract. The Contractor also shall disclose necessary personnel records and allow the successor to conduct on-site interviews with these employees. If selected employees are agreeable to the change, the Contractor shall release them at a mutually agreeable date and negotiate transfer of their earned fringe benefits to the successor.

     (d) The Contractor shall be reimbursed for all reasonable phase-in, phase-out costs (i.e., costs incurred within the agreed period after contract expiration that result from phase-in, phase-out operations) and a fee (profit) not to exceed a pro rata portion of the fee (profit) under this contract.
(End of clause)
1052.224-9000(a) Disclosure of Information-Safeguards (January 1998)
In performance of this contract, the Contractor agrees to comply and assume responsibility for compliance by its employees with the following requirements:
(1) All work shall be performed under the supervision of the contractor or the contractor’s responsible employees.
(2) Any return or return information made available shall be used only for the purpose of carrying out the provisions of this contract. Information contained in such material shall be treated as confidential and shall not be divulged or made known in any manner to any person except as may be necessary in the performance of the contract. Inspection by or disclosure to anyone other than an officer or employee of the contractor shall require prior written approval of the Internal Revenue Service. Requests to make such inspections or disclosures should be addressed to the IRS Contracting Officer.
(3) Should a person (contractor or subcontractor) or one of his/her employees make any unauthorized inspection(s) or disclosure(s) of confidential tax information, the terms of the Default (Fixed Price Supply and Service) clause (FAR 52.249-8), incorporated herein by reference, may be invoked, and the person (contractor or subcontractor) will be considered to be in breach of this contract.
(4) (Include here any additional safeguards provided by the requisitioner.)
[End of Clause]
1052.224-9000(d) Disclosure of “Sensitive but Unclassified” Information Safeguards (March 2008)
Any Treasury Department Information made available or to which access is provided, and which is marked or should be marked “Sensitive but Unclassified Use Only”, shall be used only for the purpose of carrying out the provisions of this contract and shall not be divulged or made known in any manner to any person except as may be necessary in the performance of the contract. Disclosure to anyone other than an officer or employee of the contractor or subcontractor at any tier shall require prior written approval of the IRS. Requests to make such disclosure should be addressed to the IRS Contracting Officer.
[End of Clause]

1052.2249001A IRSAP 1052.224-9001(a) Disclosure of Information — Criminal/Civil Sanctions (January 1998)
(1) Each officer or employee of any person (contractor or subcontractor) at any tier to whom returns or return information is or may be disclosed shall be notified in writing by the person (contractor or subcontractor) that returns or return information disclosed to such officer or employee can be used only for a purpose and to the extent authorized herein, and that further disclosure of any such returns or return information for a purpose or to an extent unauthorized herein constitutes a felony punishable upon conviction by a fine of as much as $5,000 or imprisonment for as long as five years, or both, together with the costs of prosecution. Such person (contractor or subcontractor) shall also notify each such officer and employee that any such unauthorized future disclosure of returns or return information may also result in an award of civil damages against the officer or employee in an amount not less than $1,000 with respect to each instance of unauthorized disclosure plus in the case of willful disclosure or a disclosure which is the result of gross negligence, punitive damages, plus the cost of the action. These penalties are prescribed by IRC Sections 7213 and 7431 and set forth at 26 CFR 301.6103(n)-1.
(2) Each officer or employee of any person (contractor or subcontractor) to whom returns or return information is or may be disclosed shall be notified in writing by such person that any return or return information made available in any format shall be used only for the purpose of carrying out the provisions of this contract and that inspection of any such returns or return information for a purpose or to an extent not authorized herein constitutes a criminal misdemeanor punishable upon conviction by a fine of as much as $1,000.00 or imprisonment for as long as 1 year, or both, together with the costs of prosecution. Such person (contractor or subcontractor) shall also notify each such officer and employee that any such unauthorized inspection of returns or return information may also result in an award of civil damages against the officer or employee in an amount equal to the sum of the greater of $1,000.00 for each act of unauthorized inspection with respect to which such defendant is found liable or the sum of the actual damages sustained by the plaintiff as a result of such unauthorized inspection plus in the case of a willful inspection or an inspection which is the result of gross negligence, punitive damages, plus the costs of the action. The penalties are prescribed by IRC Sections 7213A and 7431.
(3) Additionally, it is incumbent upon the contractor to inform its officers and employees of the penalties for improper disclosure imposed by the Privacy Act of 1974, 5 U.S.C. 552a. Specifically, 5 U.S.C. 552a(I)(1), which is made applicable to contractors by 5 U.S.C. 552a(m)(1), provides that any officer or employee of a contractor, who by virtue of his/her employment or official position, has possession of or access to agency records which contain individually identifiable information, the disclosure of which is prohibited by the Privacy Act or regulations established thereunder, and who knowing that disclosure of the specific material is so prohibited, willfully discloses the material in any manner to any person or agency not entitled to receive it, shall be guilty of a misdemeanor and fined not more than $5,000.
[End of Clause]
1052.224-9001(b) Disclosure of Information-Sensitive but Unclassified Use Only (March 2008)
Each officer or employee of the contractor or subcontractor at any tier to whom “Sensitive but Unclassified Use Only” information may be made available or disclosed shall be notified in writing by the contractor that “Sensitive but Unclassified Use Only” information disclosed to such officer or employee can be used only for a purpose and to the extent authorized herein, and that further disclosure of any such “Sensitive but Unclassified Use Only” information, by any means, for a purpose or to an extent unauthorized herein, may subject the offender to criminal sanctions imposed by 18 U.S.C. Sections 641 and 3571. Section 641 of 18 U.S.C. provides, in pertinent part, that whoever knowingly converts to his use or the use of another, or without authority sells, conveys, or disposes of any record of the United States or whoever receives the same with the intent to convert it to his use or gain, knowing it to have been converted, shall be guilty of a crime punishable by a fine or imprisoned up to ten years or both.
[End of Clause]
1052.224-9002 IRSAP 1052.224-9002 Disclosure of Information — Inspection (December 1988)
The Internal Revenue Service shall have the right to send its officers and employees into the offices and plants of the contractor for inspection of the facilities and operations provided for the performance of any work under this contract. On the basis of such inspection, the Contracting Officer may require specific measures in cases where the contractor is found to be noncompliant with contract safeguards.
[End of Clause]
1052.204-9003 Information Security Training Requirements (Mar 2008)
INFORMATION SECURITY TRAINING REQUIREMENTS (Mar 2008)
(a) The Federal Information Security Management Act of 2002 (FISMA) requires each federal agency to provide periodic information security awareness training to all employees, including contractors, involved in the management, use, or operation of Federal information and information systems. In addition, IRS contractors and their employees are subject to the Taxpayer Browsing Protection Act of 1997, which prohibits willful unauthorized inspection of returns and return information. Violation of the Act could result in civil and criminal penalties.
(b) Contractors and their employees who require staff-like access to IRS information or information systems at an IRS facility or a contractor-owned/managed facility shall complete IRS security awareness training annually, as specified in the contract.
NOTE: “IRS information” means Sensitive But Unclassified (SBU) information, which includes Federal tax returns or return information, Official Use Only (OUO) information, Personally Identifiable Information (PII) and Privacy Act information.
(c) The specified training shall be completed within 30 days of award. Annually thereafter, contractor employees shall complete the briefing during the 2nd Quarter and up to April 30, of the fiscal year. Contractor employees assigned to a contract during the period of performance shall complete the required training within 30 days of their start work date.
(d) Contractors shall verify in writing within 30 days of award, and by May 12, of each year thereafter, that all of their affected employees have successfully completed the specified training. Verification reports shall be signed by an official with the legal authority to bind the Contractor.
(e) The IRS will provide access to the training material. Electronic copies of the Information Protection Briefing and ?Awareness Briefing Certification Form? are available on MITS Cybersecurity website, http://mass.web.irs.gov/ITSec/ContractorSecurityTraining.asp. A PowerPoint version of the briefing and copy of the certification form are available for contractors that do not have access to the IRS intranet by the COTR.
(f) No work shall be performed until the contractor employee has completed the specified briefing. If the required training is not completed within the time frame specified, the contractor employee’s application for system and/or building access will be suspended and any current access will be terminated.
[End of clause]
Alternate 1 (JUN 2007)
Substitute the following paragraphs (c), (d) and (f) for paragraphs (c), (d) and (f) of the basic clause when an existing contract, task/delivery/purchase order, interagency agreement, or BPA is being modified.

(c) All training shall be completed within 30 days of contract modification and annually thereafter during the 2nd Quarter and up to April 30, of the fiscal year. Contractor employees assigned to a contract during the period of performance shall complete the required training within 30 days of their start work date.
(d) Contractors shall certify in writing within 30 days of contract modification, and annually thereafter by May 12, that all of their affected employees have successfully completed the specified training. Certifications shall be signed by an official with the legal authority to bind the Contractor.
(f) If the required training is not completed within the time frame specified, the contractor employee’s application for system and/or building access will be suspended and any current access will be terminated.

ATTACHMENT 2
STATEMENT OF WORK
Entitled
Electronic PAYMENT
(E-PAYMENT)

C.1 STATEMENT OF WORK
C.1.1 INTRODUCTION
The Internal Revenue Service (IRS) is one of the largest processors of information in the world, collecting more than $2.2 trillion annually.1 Transactions include receiving and processing tax-related data, such as individual and business tax returns, information returns, refunds and payments. While some of these transactions are electronic, the IRS still devotes significant resources to convert data provided by its information exchange partners into an electronically processable format.
As described in the IRS Strategic Plan, we are planning to improve service to taxpayers by improving service options for the taxpaying public, facilitating participation in the tax systems by all sectors of the public and simplifying the tax process. This will be accomplished as we increase the scope and accessibility of electronic payment services and simplify the paying experience for all taxpayers. We will continue to launch new and enhanced filing and payment programs to create an environment where electronic interaction is the preferred option for our customers. Electronic payment options will be enhanced allowing for greater flexibility for the taxpayer through more choices. To do so, we will continue to partner with private industry to develop products that will encourage taxpayers to electronically pay estimated and balance due taxes.
Since January 1999, individual taxpayers have been able to electronically pay the balance due on individual tax returns by way of an electronic funds withdrawal or credit card payment. Currently, individuals and various business taxpayers can pay electronically by authorizing an electronic funds withdrawal (direct debit) from a checking or savings account via a personal computer or an authorized e-file provider; by credit card using a touch-tone phone or via the Internet; or by credit card through an integrated e-file and e-pay solution. These payment options are made possible by the Taxpayer Relief Act (TRA) of 1997, which authorized the acceptance of tax payments via any commercially acceptable means.
In the 2008 filing season, taxpayers could (1) pay by phone or Internet using a credit card through two service providers; (2) electronically file and pay by credit card through service providers who partner with software developers; and (3) electronically file and pay by electronic funds withdrawal through authorized IRS e-file providers and commercial tax preparation software.
C.1.2. SCOPE
The primary objective of this Statement of Work (SOW) will focus on expanding the use of electronic payment methods to collect federal tax payments and encouraging taxpayers to use electronic media to interact with the IRS.
NOTE: This would exclude any ACH origination system or products and services provided by financial institutions.
The IRS is seeking to expand the electronic payments initiative through additional partnerships with private industry. To this end, the Government is interested in awarding contracts that will increase the number of electronically filed balance due returns and other taxpayer forms and related payments. The IRS is looking for ways to build upon and expand this initiative to improve service for balance due filers who e-file and to attract others to the program. Expansion shall include payment methods that do not require IRS to receive, process and store paper checks and money orders. This may include, but is not limited to, the acceptance of electronic fund transfers, intermediary conversion of paper checks and money orders to electronic transactions, or credit card transactions.

1	The data was derived from the IRS 2005 Data Book.

The Government intends to award at least two, no more than three, non-monetary, zero-dollar contracts in calendar year 2009 for filing season 2010. The resultant contracts will encompass a base period of twelve 12 months and four, 12-month option periods, that may extend the contract period of performance through filing season 2014. These contracts will be for electronic payment services that allow electronic and paper filers to make individual and/or business federal tax payments by electronic means. As described in the Taxpayer Relief Act of 1997, the Secretary of Treasury is authorized to receive internal revenue taxes through any commercially acceptable means. However, the Secretary may not pay any fee or provide any other consideration under any related contracts.
Pursuant to Federal Acquisition Regulation (FAR) Part 12, entitled, “Acquisition of Commercial Items” this requirement as set forth is a “commercial item” acquisition, as defined in FAR 2.101. Therefore, the IRS is seeking proposed solutions that are based upon commercial products that are currently offered in the market place as of the release date of this solicitation and proven approaches. The Government requires that the service providers have a proven history of accepting Electronic payments commercially at the time of proposal submission.
A brief examination of this definition demonstrates that “commercial item” includes commercial products with minor modifications, installation and other services such as integration, which support commercial items and, combinations of products and services. Also, services offered and sold based on established catalog or market prices are included as are non-developmental items sold competitively to multiple State and local governments. The FAR definition of “commercial item” can be found in Attachment 3, Appendix A.
Integrated e-file and e-pay credit card service provider option is available non-competitively and is outside of the scope of this RFP. Refer to the Credit Card Bulk Provider Requirements document (Attachment 3, Appendix B) for information on how to become an integrated e-file and e-pay credit card service provider.
C.1.3. OBJECTIVE
The IRS is looking for the best solutions for making electronic payment options the preferred method for paying taxes. Specifically, the objective of this solicitation is to tap the creativity of the private sector to identify and present approaches to move balance due return payments and other tax forms with related payments to primarily electronic transactions.
Electronic payment options should simplify payment transactions in such a way as to encourage taxpayers to explore other opportunities for electronic exchanges with the IRS. A goal is to communicate that electronic payment options are (1) convenient, safe and secure and (2) a normal outgrowth of the trend in electronic filing and overall e-commerce. We are looking for approaches that are convenient, minimize cost to the taxpayer and ensure privacy and security.
C.1.4. BACKGROUND
The IRS received 132.5 million tax year 2004 individual returns. Of that total, 68.5 million were filed electronically — 7.2 million of which were balance due returns (a 42% increase over the prior year’s electronic balance due return volume). In FY 2005, nearly 1.5 million electronic 1040 payments equaling $3.1 billion were received. More than 1.16 million Federal tax payments were made by electronic funds withdrawal, an increase of 39 percent over the prior year. In 2005, approximately 1.5 million Federal tax payments were made by credit card, an increase of 54 percent over the prior year. While these growth rates are encouraging, the initiative is still maturing.
The charts below represent return and payment data from years 2003 and 2005.

INDIVIDUAL ELECTRONIC PAYMENT AVERAGE AMOUNT (FY 2005)

	Electronic Funds Withdrawal	Credit Card
Form 1040	$2,188	$1,823
Form 4868	$14,734	$3,236
Form 1040ES	$4,105	$3,619

Income Tax Returns (TY 2003)	Number of Returns		Amount
Total returns	130,423,626
Returns with Income tax withheld	114,861,706		$703,758,484
Payment with Extension Request	1,333,579		$38,303,188
Estimated tax payments	11,576,213	[2]	$182,906,911
Tax due at time of filing	21,072,333		$73,741,408
Source: IRS, Statistics of Income, Individual Complete Report 2003, Publication 1304, September 2005.

[2]	Approximately, 34 million distinct Form 1040ES payments were made which were applied to the above returns.

Business Tax Returns — Balance Due (Processing Year 2003)	Number of Returns	Amount (in thousands)
Annual Federal Unemployment Tax Returns (F940)	2,393,865	$329,781,163
Quarterly Employment Tax Return (F941)	6,121,496	$8,531,515,026
Corporate Tax Return (1120 series)	482,434	$7,397,069,148
Highway Use Tax (Form 2290)	428,408	$774,685,778
Source: IRS, Statistics of Income. This sample of business tax payment volumes is not intended to be all inclusive of the Filing Season 2008 electronic payment initiative.
C.2 MINIMUM MANDATORY BUSINESS REQUIREMENTS
An offeror’s proposal must meet all of the Government’s minimum mandatory requirements in order to be considered for contract award.
C.2.1 The Contractor shall provide an electronic payment processing service that allows taxpayers to make federal tax payments through convenient, safe and secure means, which will also reduce governmental costs and improve cash flow to the federal government.
C.2.2 The Contractor shall provide a system that allows a wide array of taxpayers’ (i.e. domestic, international) access for making federal income and business tax payments. All Interactive Voice Response (IVR) and Internet applications are required to provide taxpayers with a unique toll-free number and web address (URL) for the completion of federal payments only.
C.2.3 The Contractor shall exercise best practices and industry standards for preparing and maintaining systems and application documentation.

C.2.4 The Contractor shall settle funds through the Treasury Financial Agent (TFA). All funds must settle within 24 — 48 hours (cards only — see Attachment 3, Appendix B, Credit Card Bulk Provider Requirements document). Electronic payments should be received by the Treasury in a timely manner and in the ordinary course of business.
C.2.5 The Contractor shall provide only guaranteed payments to the Government for federal taxes owed. Funds must be available in the Contractor’s designated bank account one business day after the settlement file is submitted.
C.2.6 The Contractor shall comply with electronic payment regulations of the Internal Revenue Code, including Section 301.6311-2, Payment by credit card and debit card and any subsequent updates and revisions (Attachment 3, Appendix C).
C.2.7 The Contractor shall provide a system that accepts one or more types of federal income (i.e. 1040, 1040ES, 4868) and business (i.e. 94X) tax payments including balance due, extension and estimated payments. The IRS reserves the right to increase tax payment types annually. Payments shall be accepted in accordance with written filing season credit card processing periods as defined by the IRS.
C.2.8 The Contractor shall minimize duplicate and erroneous payment opportunities by establishing processes to prevent users from submitting multiple, identical payments and comply with the limits on the number of payments that can be made per taxpayer per tax type in accordance with IRS guidelines. An integrated database that centrally regulates such limitations, independent of the payment channel, e.g., IVR or Web, shall be used.
C.2.9 The Contractor shall provide an accuracy rate of 99% or higher for all transmitted transaction data as provided by the taxpayer. This includes accuracy of electronic payment data forwarded to the Service by the Contractor that may be impacted by intermediate actions taken by the Contractor necessary for coding, applying, and transmitting payment data. Any adjustments to transaction files resulting from failure to correctly verify and validate payment information shall be the responsibility of the Contractor.
C.2.10 The Contractor shall implement systems controls to prevent duplicate payments that could result from multiple transmissions of a settlement file or other errors resulting from the completion and transmission of identical payment transactions. Duplicate payments caused by insufficient system controls will adversely impact the Contractor’s accuracy rate.
C.2.11 The Contractor shall inform taxpayers of the dollar amounts of all fees, if any, related to the payment transaction and obtain taxpayers’ acknowledgement or acceptance of fees prior to completing any payment transactions. The Contractor’s proposed method for obtaining taxpayer’s acknowledgement or acceptance of fees must be approved in advance by the Government.
C.2.12 If a fee is charged, the Contractor shall charge a convenience fee that minimizes cost to the taxpayer. Historically, the fee has been no greater than 2.49% per payment transaction. The Contractor shall submit changes to any fee structure to the IRS for review and approval.
C.2.13 The Contractor shall submit payment data files in accordance with the Credit Card Bulk Provider Requirements for transmitting payment data to the Government’s TFA. The Contractor shall forward settlement files to the TFA one business day prior to settlement.
C.2.14 The Contractor shall secure entity validation, in accordance with the Credit Card Bulk Provider Requirements, prior to forwarding settlement files to the TFA. The Contractor must establish processes to inform users that an entity (Social Security Number or Employer Identification Number) reject occurred. The Contractor shall exercise due diligence in notifying taxpayers of entity rejections.

C.2.15 The Contractor shall convert payment transactions to Automated Clearing House (ACH) debit authorizations and settle funds through the TFA. The Contractor shall submit daily, payment detail records or settlement files using the American National Standards Institute (ANSI) X12 Electronic Data Interchange (EDI) 813 transaction set. The TFA will initiate one bulk debit each business day from the Contractor’s account, which must be established for this purpose.
C.2.16 The Contractor shall provide settled funds where the payment transaction date is less than 11 days prior to the settlement date (cards only). In the event that funds settlement is delayed beyond this period due to a reject condition, such as invalid entity, the payment must be re-initiated and the new payment date submitted for posting.
C.2.17 The Contractor shall retain transaction logs (i.e. card authorization logs) for 72 months from the date of each transaction. The information in such logs shall include transaction type, date and time, credit card number (if applicable), amount of transaction, and approval/confirmation number. This requirement shall survive the life of this contract, and the Government will have the right to inspect such logs upon reasonable notice to the Contractor.
C.2.18 The Contractor shall, in accordance with C.10 Schedule of Performance, complete any necessary modifications to software, systems, and services in accordance with its commercial business practices to conform to the provisions of IRS regulations promulgated under U.S.C. 6311 (d)(1). This contract is considered modified automatically to incorporate by reference the current provisions of such regulations during the life of this contract.
C.2.19 The Contractor shall provide a merchant descriptor on the taxpayer’s card statement describing the tax payment amount as a unique line item entitled “U S Treasury Tax Payment”.
C.2.20 The Contractor shall provide a merchant descriptor on the taxpayer’s card statement describing the transaction fee amount as a unique line item.
C.2.21 The Contractor shall conduct post implementation review of live application including production monitoring, reporting, user/non-user surveys and user free-form comments.
C.2.22 The Contractor shall provide federal taxpayers 24 hour x 7 days a week access to electronic payment options and networks employed by the Contractor at a rate equal to or exceeding 95% availability on any given calendar day. This includes the total number of customers successfully accessing the Contractor’s electronic transaction network on the first attempt compared to the total number of attempts as well as overall availability.
C.2.23 The Contractor shall ensure that certain edits and actions are performed to confirm the validity of taxpayer information and ensure that the federal tax payment will be applied accurately and as intended by taxpayers.
C.2.24 The Contractor shall provide an acknowledgement or confirmation of payment acceptance to the taxpayer. In the event that other companies are subcontracted to participate in the program, the Contractor shall negotiate with the sub-contractors to minimize all fees or surcharges assessed.
C.2.25 The Contractor shall provide taxpayers with confirmation of payment transactions through the payment means (for example, IVR, Internet, etc.) used to complete the payment. An integrated database shall be used, whereby; taxpayers may verify both IVR and Internet payments through either payment application.
C.2.26 The Contractor shall provide taxpayers live and automated customer service including frequently asked questions and problem resolution assistance. Live customer service assistance shall be available, at a minimum, Monday through Friday, 7:00 am to 7:00 pm, local time.
C.2.27 The Contractor shall exercise due diligence in notifying taxpayers of entity and payment rejections. Processes and procedures shall be documented and subject to IRS’s review and approval.
C.2.28 The Contractor shall provide a Funds Settlement Timeline, detailing payment data flow from transaction authorization to settlement, which will be reviewed and approved by IRS. Any funds held overnight from one business day to the next business day shall be subject to U.S. Treasury penalties and interest.
C.2.29 The Contractor shall provide documentation to the Government before the program commences, of application test plans, test cases and test results and certification. See C.10 Schedule of Performance.
C.2.30 The Contractor shall provide documentation to the Government before the program commences, of the transaction processing networks employed in the program and the network’s interfaces. Documentation requirements include, but are not limited to, network design and architecture, capacity analysis, risk assessment, disaster recovery plan, configuration management plan and information security plan. Configuration control and management shall be exercised and documented as system and functionality changes occur.
C.2.31 The Contractor shall provide initial and final functional requirements and user interface documentation to the Government, including but not limited to interactive voice response scripts and call flows, web pages, desktop software input and information screens, application design and architecture schematics describing (a) work processes, business rules, error conditions and data flow from payment initiation through completion and (b) customer service functions and outputs (reports, etc.) for review and approval before the program commences. Once the program commences, subsequent functionality and user interface changes (scripts, web screens, etc.) must be approved by the IRS before any change is implemented.
C.2.32 The Contractor shall provide incident reports of any material network outages, work stoppages, or other payment processing problems. This includes but is not limited to systemic problems related to authorizing credit on-line and human errors that result in duplicate payments or non-payment. Outages and stoppages in excess of one hour are considered to be material in nature during non-peak processing periods.
C.2.33 All outages during peak processing are considered material. Peak processing periods include, but are not limited to, the seven-day period ending on the 15th day of January, April, June, September and October (or the next business day if the 15th falls on a weekend or holiday). The Contractor shall inform the Contracting Officer’s Technical Representative (COTR) of all incidents within 24 hours of occurrence or awareness, and shall provide an incident report within 5 business days. Incident reports shall include a description of the incident, the cause, number of taxpayers impacted and dollars involved, duration of the incident, and actions taken by the Contractor to remedy the incident.
C.2.34 The Contractor shall pay any and all transaction fees to subcontractors related to the completion of the payment transaction.
C.2.35 The Contractor shall provide a Work Breakdown Schedule (WBS), using MS Project, covering the system development life cycle and update the WBS regularly to reflect current task status.
C.2.36 The Contractor shall provide a primary and backup transaction processing system and complete necessary contingency planning to ensure that disaster recovery processes include actions to continue transaction processing in the event of unplanned events. Backup systems should be deployed within one hour after the primary system experiences an outage.

C.2.37 The Contractor shall comply with technical, procedural and security requirements and controls as defined by the IRS. The Contractor must meet the IRS system and data security requirements in the areas of computer, communications, personnel, physical, procedural and training requirements and controls.
C.2.38 The Contractor shall provide necessary systems and data accesses to the Government’s representative performing independent verification and validation (IV&V) reviews of system’s readiness, including, but not limited to, application functionality testing, stress testing, vulnerability testing and security testing. In addition, a trusted facility manual (systems administrator manual) shall be a key component of the IV&V review. The IV&V Review will be based on federal law and IRS computer security policy and guidance [as described in the Computer Security Act of 1987, Taxpayer Browsing Protection Act of 1997, Federal Information Systems Management Act (FISMA) of 2002, National Institute of Standards and Technology publications (NIST SP 800-26 and SP 800-53 rev 1), Office of Management and Budget (OMB) circulars, Federal Information Processing Standards (FIPS 200 & 201), Treasury Directives (TD P 71-10 & 85-01) and applicable Internal Revenue Manuals (IRM) and subsequent revisions] as well as best practices and industry standards.
C.2.39 The Contractor shall implement systems controls that provide fraud detection and limit fraudulent payment transactions. The system shall have the capability to prevent transactions from certain cards or to certain accounts. The Contractor must incorporate best practices and industry standards.
C.2.40 The Contractor shall complete annual integrated readiness testing with IRS and TFA (includes use of simulated payment data on test systems and production systems). The tests shall cover the Contractor’s primary and back-up host sites and ensure readiness to accept transactions as well as forward settlement files from both sites. Refer to the C.10, Schedule of Performance.
C.2.41 The Contractor shall perform full cycle, live transaction processing (all applications) through the back-up site for a 24-hour period. This will be scheduled annually, coordinated with the TFA and completed prior to the January start-up.
C.2.42 The Contractor shall maintain the confidentiality of any information relating to electronic payment transactions with absolutely no disclosure or use except to the extent authorized by written procedures promulgated by the IRS pursuant to 26 U.S.C. 6311(e) (3).
C.2.43 The Contractor and their employees who have or could potentially have access to taxpayer information are subject to the Taxpayer Browsing Protection Act of 1997 provisions, section 6103 provisions of the Act and IRS mandatory briefing requirements. The Information Protection briefing must be given annually and must be completed by a date specified by the IRS. The contractor shall provide documentation that the briefing was reviewed by individuals (specify the names) assigned to the contract.
C.2.44 The Contractor shall maintain the confidentiality of any information relating to Federal/State electronic payment transactions completed in a single transaction. This includes absolutely no disclosure or use of information collected during this transaction for any purpose other than processing the transaction to the U.S. Treasury or appropriate State. Information collected during the transaction shall not be disclosed or used for any purpose prohibited by law and the Internal Revenue Code.
C.2.45 The Contractor shall actively encourage and promote the use of electronic payment product(s).
C.2.46 The Contractor shall provide a Marketing Plan and deliverables that support and facilitate public awareness of IRS e-file and electronic payments. The Marketing Plan should describe planned marketing products and/or tools, targeted audience and the distribution timeline. The Plan shall also describe (1) any planned use of IRS e-file key messages and/or logo on marketing products; (2) defined measures for success; and, (3) method for tracking the number of unique taxpayers that pay electronically as a result of marketing products/tools. All marketing products/tools shall be provided to the Government in draft for review and approval at least 3 business days prior to the due date. See C.12, Public Release of Information.
C.2.47 Upon the expiration (or termination) of the Contract, all user interface methods (payment IVR, customer service IVR and Web) must be updated to inform taxpayers that the payment services are no longer available and refer taxpayers to the IRS customer service number and web site for assistance. The related messages shall also inform users how to contact the Contractor for problem resolution. The Contractor must provide draft scripts and web screens for review and approval prior to implementation. The approved messages shall be in effect for a period of no less than 150 days after contract expiration or termination. The IRS will approve any subsequent changes before they are implemented. The requirements to provide problem resolution support to users shall exceed the life of the Contract.
C.2.48 The Contractor is subject to Section 508 of the Rehabilitation Act of 1973 (as amended by the Workforce Investment Act of 1998) and the Architectural and Transportation Barriers Compliance Board Electronic and Information Technology (EIT) Accessibility Standards (36 CFR Part 1194). The electronic payment processing service must meet applicable accessibility provisions of part 1194 Subparts B, C and D; such as, 1194.22 Web-bases Intranet/Internet Information and Applications and 1194.23 Telecommunications Products in accordance with FAR 39.2 (Section 508 Applicable Standards, Attachment 3, Appendix D).
C.3 REHABILITATION ACT OF 1973, SECTION 508 IT ACCESSIBILITY REQUIREMENTS
A. General
1. Purpose (Reference 36 CFR 1194.1)
(a) The below technical standards are those issued by the Architectural and Transportation Barriers Compliance Board (Access Board), pursuant to Section 508 (a) (2) (A) of the Rehabilitation Act Amendments of 1998 (29 U.S.C. § 794 (d)) as enacted in the Workforce Investment Act of 1998. (The Access Board is an independent Federal agency established by Section 502 of the Rehabilitation Act (29 U.S.C. 792) whose primary mission is to promote accessibility for individuals with disabilities.)
(b) Section 508 requires that when Federal agencies develop, procure, maintain, or use electronic and information technology, Federal employees with disabilities have access to and use of information and data that is comparable to the access and use by Federal employees who are not individuals with disabilities, unless an undue burden would be imposed on the agency. Section 508 also requires that individuals with disabilities, who are members of the public seeking information or services from a Federal agency, have access to and use of information and data that is comparable to that provided to the public who are not individuals with disabilities, unless an undue burden would be imposed on the agency.
2. Application (Reference 36 CFR 1194.2)
(a) This section does not apply to Electronic and Information Technology that is acquired by the contractor incidental to the contract, or is neither used nor accessed by Federal employees or members of the public, and contractor employees in their professional capacity are not considered members of the public.

(b) For any EIT product proposed in response to this solicitation as a deliverable that is a commercial item (as defined by the Federal Acquisition Regulation, Subpart 2.101) or any EIT product to be developed in response to this solicitation, that will be available to meet this contract’s delivery requirements, the contractor must represent within his proposal that the product(s) complies with all of the below standards. The contractor must complete the matrix, Electronic & Information Technology (E&IT) Accessibility Evaluation, located in Attachment 3, Appendix G, and submit it with his/her proposal.
(c) If such product does not comply with all of the below standards, the contractor must specify each specific standard that is not met.
(d) Full compliance of the Section 508 applicable technical standards must be obtained prior to implementation on January 1, 2010. IRS will reserve the right to test the Contractor for full compliance of the applicable Section 508 standards and provisions prior to implementation of services.
C.4 1052.239-9008 Section 508 Information, Documentation, and Support (SEP 2006)
In accordance with 36 CFR 1194, Subpart D, the electronic information technology (EIT) products and product support services furnished in performance of this contract shall be documented to indicate the current conformance level with Section 508 of the Rehabilitation Act of 1973, per the 1998 Amendments, and the Architectural and Transportation Barriers Compliance Board’s Electronic and Information Technology Accessibility Standards. At no time during the performance of the award shall the level of conformance go below the level of conformance in place at the time of award. At no additional cost, the contractor shall provide information, documentation, and support relative to the supplies and services as described in Attachment 3, Appendix D. The Contractor shall maintain this detailed listing of compliant products for the full contract term, including all forms of extensions, and shall ensure that it is current within five calendar days after award and within three calendar days of changes in products being utilized as follows:
(c)	Product support documentation provided to end-users shall be made available in alternate formats upon request, at no additional charge.

(d)	End-users shall have access to a description of the accessibility and compatibility features of products in alternate formats or alternate methods upon request, at no additional charge.

(e)	Support Services for products shall accommodate the communication needs of end-users with disabilities.
[End of clause]
C.5 1052.239-9009 Section 508 Conformance (SEP 2006)
Each electronic and information technology (EIT) product and/or product related service delivered under the terms of this contract, at a minimum, shall conform to the applicable accessibility standards at 36 CFR 1194 at the level of conformance specified in Attachment 3, Appendix D.
The following technical standards have been determined to be applicable to this contract:
☐ 1194.21, Software applications and operating systems.
☐(a)	☐(b) ☐(c) ☐(d) ☐(e) ☐(f) ☐(g) ☐(h) ☐(i) ☐(j) ☐(k) ☐(l)

☑ 1194.22, Web-based intranet and internet information and applications.
☑(a)	☑(b) ☑(c) ☑(d) ☑(e) ☐(f) ☑(g) ☑(h) ☑(i) ☑(j) ☐(k) ☑(l) ☑(m) ☑(n) ☑(o) ☐(p)
☑ 1194.23, Telecommunications products.
☐(a)	☐(b) ☑(c) ☑(d) ☐(e) ☐(f) ☐(g) ☐(h) ☐(i) ☑(j) ☐(k)
☐ 1194.24, Video and multimedia products.
☐(a)	☐(b) ☐(c) ☐(d) ☐(e)
☐ 1194.25, Self contained, closed products.
☐(a)	☐(b) ☐(c) ☐(d) ☐(e) ☐(f) ☐(g) ☐(h) ☐(i) ☐(j)
☐ 1194.26, Desktop and portable computers.
☐(a)	☐(b) ☐(c) ☐(d)
The standards do not require the installation of specific accessibility-related software or the attachment of an assistive technology device, but merely require that the EIT be compatible with such software and devices so that it can be made accessible if so required by the agency in the future.
The follow functional performance criteria (36 CFR 1194.31) apply to this contract.
☑	(a) At least one mode of operation and information retrieval that does not require user vision shall be provided, or support for assistive technology used by people who are blind or visually impaired shall be provided.

☑	(b) At least one mode of operation and information retrieval that does not require visual acuity greater than 20/70 shall be provided in audio and enlarged print output working together or independently, or support for assistive technology used by people who are visually impaired shall be provided.

☑	(c) At least one mode of operation and information retrieval that does not require user hearing shall be provided, or support for assistive technology used by people who are deaf or hard of hearing shall be provided.
☑	(d) Where audio information is important for the use of a product, at least one mode of operation and information retrieval shall be provided in an enhanced auditory fashion, or support for assistive hearing devices shall be provided.

☑	(e) At least one mode of operation and information retrieval that does not require user speech shall be provided, or support for assistive technology used by people with disabilities shall be provided.

☑	(f) At least one mode of operation and information retrieval that does not require fine motor control or simultaneous actions and that is operable with limited reach and strength shall be provided.

[End of clause]
C.6 HIGHLY DESIRABLE FEATURES
The Government’s highly desirable features will be considered as part of the award determination.
C.6.1 System Design
C.6.1.1 It is highly desirable that the Contractor provide a payment processing system that has both English and Spanish language capabilities, if applicable.
C.6.2 System Security and Test
C.6.2.1 It is highly desirable that the Contractor utilize and provide a separate test environment from production.
C.6.3 Management and Customer Service
C.6.3.1 It is highly desirable that the Contractor provide bilingual (English and Spanish) customer service representatives.
C.6.3.2 It is highly desirable that the Contractor provide appropriate staff during peak processing periods.
C.6.3.3 It is highly desirable that the Contractor provide clear, concise messaging and consistent treatment.
C.6.3.4 It is highly desirable that the Contractor provide timely and effective responsiveness to all taxpayer and government inquires.
C.6.4 Marketing and Deliverables
C.6.4.1 It is highly desirable that the Contractor utilize documentation management and defect reporting tools to organize and control systems, applications and documentation changes and track problems from the point of awareness to resolution.
C.6.4.2 It is highly desirable that the Contractor include all business rules in the functional application documents, if applicable.
C.7 DUTIES AND RESPONSIBILITIES OF THE GOVERNMENT
The Government’s, that is, the Internal Revenue Service’s, duties and responsibilities during the term of this contract will be to:
C.7.1 Provide electronic record specifications necessary for funds settlement and posting of tax data related to the electronic payment transactions.
C.7.2 Provide functional requirements documentation annually, outlining validity checks and processing periods.
C.7.3 Designate Treasury Financial Agent(s) to act on the Government’s behalf for settlement of funds in payment of taxes owed.

C.7.4 Provide outline of required reports — see C.9, Deliverables.
C.7.5 Provide an Electronic Payments Brochure and poster annually, by mail.
C.7.6 Provide no monetary consideration to the Contractor for electronic payment transactions.
C.7.7 Process credit card chargeback actions in accordance with its written procedures. This shall include reimbursing the Contractor for unauthorized or erroneous charges that are substantiated by the cardholder and approved by the Contractor’s duly authorized management representative. The Contractor shall have completed and delivered the appropriate IRS chargeback form and supporting documentation to the IRS as described in IRS chargeback procedures. Such chargeback requests shall be processed based on the Contractor’s determination of the appropriateness of this action as signified by its authorized claimant’s signature. In the event, the IRS notifies the Contractor of duplicate payments that may be subject to chargeback action, it is incumbent upon the Contractor to research the nature of the duplicate payment and timely initiate the appropriate action. Chargeback requests received within 150 days of the contract end date will be processed in accordance with the previously established procedures.
C.7.8 Complete annual Contractor Performance Report based on standard evaluation criteria (such as quality of product or service; timeliness of performance; and business relations) used throughout the Agency.
C.7.9 Provide a hyperlink from the IRS Web Site to the Contractor’s Web Site. IRS may identify participating partners in its information materials or products. All decisions involving these or other marketing decisions will be solely at the discretion of the IRS.
C.8 KEY PERSONNEL
C.8.1 CONTRACTOR’S KEY PERSONNEL
Key personnel are those contractor personnel considered to be essential to the performance of the contract. The Contractor’s Program Manager as described in Section 2.1, is designated as key, and may only be replaced with the approval of the Contracting Officer, in accordance with the terms and conditions of C.8.2, entitled, “SUBSTITUTION OF KEY PERSONNEL”.
C.8.2 SUBSTITUTION OF KEY PERSONNEL
The Contractor shall notify the Contracting Officer and COTR, prior to making any changes to key personnel. No changes in key personnel will be made unless the Contractor can demonstrate that the qualifications of prospective replacement personnel are equal to or better than qualifications of the key personnel being replaced. All proposed substitutes shall have qualifications equal to or better than the person being replaced. The CO shall be notified in writing of any proposed substitution at least 15 days or 30 days if a Security Clearance is obtained in advance of the proposed substitution.
C.9 DELIVERABLES
The Contractor shall submit the following deliverables in accordance with C.2 Contract Requirements and C.10 Schedule of Performance. All deliverables will be submitted electronically. Documentation formatting and contents are subject to inspection, verification and approval by the Contracting Officer’s Technical Representative (COTR) and/or IRS representative.

Deliverables Summary:
Electronic Payments
Monthly Development Status Reports
Daily Transaction Reports
Monthly Transaction Reports
Chargeback Reports (If Applicable)
Exception Handling Reports
Ad Hoc Reports
Findings Reports
Marketing Reports
Capacity Analysis
System Security Plan
Security Features Users Guide
Configuration Management Plan
Risk Assessment Plan
Disaster Recovery Plan
Network Design and Architecture Schematic
Trusted Facility Manual (System Administrator Manual)
Process and Data Flow Schematic
Funds Settlement Timeline
System Development Life Cycle
Test Plans, Test Cases and Test Results (including test data output reports)
Functional Requirements/User Interface Documentation (as applicable)
Scripts, User Interface Screens and General User Information Materials
Work Breakdown Structure/Schedule (as described in C.2 and C.10)
Incident Reports (as described in C.2)
C.9.1 ELECTRONIC PAYMENTS
The required data fields for each tax payment include (See also, the Credit Card Bulk Provider Requirements document):
7	a nine character Taxpayer Identification Number [first social security number (SSN) as shown on the tax return for the year for which the payment applies or the employer identification number (EIN)],
8	four character name control (provided to Contractor in the entity validation response file, 824 transaction set),

9	payment type,

10	tax period ending date (six character date field),

11	payment amount,

12	payment authorization date,

13	daytime telephone number, and

14	confirmation number.

C.9.2 MONTHLY DEVELOPMENT STATUS REPORTS
Upon the commencement of initial requirements meeting through the implementation date, the Contractor shall provide monthly development reports by the 5th day of each month. The report shall be provided to the Contracting Officer’s Technical Representative (COTR). The report shall contain the following information:
3	date of report,

4	project manager name,

5	project manager telephone number, fax number and e-mail address,

6	a brief description of the work accomplished, emphasizing the progress made since the last reporting period,

7	a description of any unresolved and/or anticipated problems, if any (include schedule impacts),

8	an estimate of the percent of work accomplished to date, and

9	a statement on the status of the program as it relates to the work breakdown schedule, either confirming that milestones are on schedule or explaining the nature and extent of the pending delay.
C.9.3 DAILY AND MONTHLY TRANSACTION REPORTS
The Contractor shall provide daily and cumulative monthly transaction reports. The reports shall cover the post-implementation progress of the program. Daily reports shall be provided no later than 9:00 am Eastern Time and should include all prior day transactions and cumulative data. Monthly reports shall be provided by the 5th day of each month and include all prior month transactions cumulative data and reconcile any adjustments made during that month. The report shall be provided to the Contracting Officer’s Technical Representative (COTR). The report shall contain the following information:
4.	date of report,

5.	period covered,

6.	total number of transactions,

7.	dollar amount of transactions,

8.	total number of successful (authenticated) attempts,

9.	dollar amount of successful (authenticated) attempts,

10.	volume by tax type,

11.	dollars by tax type,
12.	volume by card type,

13.	dollars by card type

14.	average payment amount,

15.	largest dollar payment amount,

16.	total number of failed (unauthenticated) attempts, abandoned or incomplete transactions,

17.	reasons for failed (unauthenticated) attempts,

18.	customer service activity,

19.	report of entity rejects, where the user has provided invalid entity information,

20.	aggregate payment volumes by payment type and dollar amount shall be provided daily, and

21.	historical data should also be provided to compare changes in volumes from the prior year.

C.9.4 CREDIT CARD CHARGEBACK REPORTS (IF APPLICABLE)
The Contractor shall provide weekly reports of all credit card chargeback actions identifying the transaction date, dollar amount, action request date, and reason for action. These actions shall be in conformance with chargeback procedures issued by the IRS and meet the definition of chargebacks provided by the Contractor and agreed to by the IRS. These reports shall be sent to the designated IRS point of contact (POC) and the COTR by close of business each Friday. Additionally, the Contractor shall be responsible for monitoring for trends or patterns of suspicious activity and reporting this information to the COTR.
C.9.5 EXCEPTION HANDLING REPORTS
The Contractor shall provide a monthly report of transactions requiring exception handling such as payments requiring manual correction due to the entry of an erroneous taxpayer identification number (SSN/EIN) or tax year/tax period. The report shall be provided by the 5th day of each month. The report shall be provided to the Contracting Officer’s Technical Representative (COTR).
C.9.6 AD HOC REPORTS
The Contractor shall provide ad hoc reports as necessary. Ad hoc reports may include but are not limited to reporting information that supports or further defines incident reports where payment transactions are delayed or otherwise impacted. Incident reports should be provided as described in C.2. The report shall be provided to the Contracting Officer’s Technical Representative (COTR).
C.9.7 FINDINGS REPORT
The Contractor shall provide an initial and supplemental findings report. A copy of the report shall be provided to the Contracting Officer’s Technical Representative (COTR) and the IRS Senior Manager or his/her designee. The report shall describe:
a.	The program features,

b.	conduct and findings of the program as they relate to the Contractor’s and any subcontractor’s performance (including a summary of all payment transactions, special features such as Spanish language, recurring payments and payment reminders, any problems, changes made during the filing season and lessons learned),
c.	recommendations for improvement including changes to the Contractor’s and/or IRS processes,

d.	practitioner and/or client feedback including customer satisfaction survey results,

e.	customer service activity based on automated and live assistance provided; and

f.	summary of trends or patterns of suspicious activity.
The initial report shall include activity occurring between January 1 and April 30 (each year). The supplemental report shall be submitted which includes a summary of the initial report’s findings and activity from May 1 through December 31 (each year). See Schedule of Performance for due dates.

C.9.8 MARKETING REPORTS
The Contractor shall provide an initial and supplemental marketing report in conjunction with the Findings Reports described above. The reports shall contain a narrative description of (1) accomplishments; (2) cooperative marketing stats including the number of unique visits to and from the Contractor’s Web site by way of a hyperlink established with the IRS; and (3) measurement of success (for example, number of unique taxpayers that electronically pay as a result of the marketing campaign and special offers). The initial report shall include activity occurring between January 1 and April 30 of each year during the life of the contract. The supplemental report shall include a summary of the initial report’s findings and activity from May 1 through December 31 (each year).
C.9.9 CAPACITY ANALYSIS
The Contractor shall provide an assessment of the level of storage and transaction processing capability of the computer system/network.
C.9.10 SYSTEM SECURITY PLAN
The Contractor shall provide a description of procures that address computer and data security. The intent of these procedures is to ensure the integrity, availability, appropriate access, and appropriate use of data and systems within the group. Plan should address system integrity, data integrity, access controls, handling of sensitive data (if any), incident reporting, training and continuity of operation.
The system security plan should:
a. Provide an overview of the security requirements of the system and describe the controls in place or planned for meeting those requirements
b. Identify responsibilities and expected behavior of all individuals who access the system
c. Serve as documentation of the structured process of planning adequate, cost-effective security protection for a system
The system security plan should identify and define in detail:
a. The processing environment (Components of the system, Major application or General Purpose)
b. The sensitivity of the information processed, transmitted and/or stored (Confidential, Secret, Top Secret, Classified, Unclassified but Sensitive, etc.) and why it is classified as such (SSN data, Credit Card data, etc.)
c. The laws and regulations pertaining to the system (OMB A-130, Privacy Act, etc.)
d. Identify management, operational, and technical controls
e. Identify plans for testing the security controls
f. Procedures for providing access to users
g. Identify an Incident Response Plan
h. Identify Security and Awareness Training Plans
i. Management commitment and approval (authorization to operate)
C.9.11 SECURITY FEATURES USER GUIDE
The Contractor shall provide information describing security mechanisms and features used to protect applications.
The Security Features Users Guide should identify:
a. Explanation of how the security mechanisms in a specific system work, so that users are able to consistently and effectively use them

b. Identify Behavior of Rules or Acceptable Use policy w/signature requirements (users responsibilities)
c. Identify security related commands for users (i.e., changing passwords, reporting incidents, etc.)
d. Identify groups and their associated privileges
e. Identify where users can obtain additional information concerning their system(s)
f. Management commitment and approval (authorization to operate)
C.9.12 CONFIGURATION MANAGEMENT PLAN
The Contractor shall provide a description of the process of identifying and defining the items in the system, controlling the change of these items throughout their lifecycle, recording and reporting the status of items and change requests, and verifying the completeness and correctness of items.
Configuration Management Plan should identify:
a. Configuration Identification — Baselines established for the project/system, the components and documentation that comprise the system
b. Configuration Control Procedures — Procedures for controlling the preparation and dissemination of change request to documentation, system components, or software; procedures for considering the impact for the requested modification
c. Configuration accounting to include audits
d. Problem reporting and corrective actions to include a back-out plan
e. A description of the tools, techniques and methodologies used
f. Management commitment and approval (authorization to operate)
C.9.13 RISK ASSESSMENT PLAN
The Contractor shall provide an assessment of the vulnerabilities and threats to the organization’s information resources and infrastructures in achieving business objectives and deciding what counter measures to take in reducing risk to an appropriate acceptable level.
A Risk Assessment Plan should address/identify:
a. Internal and external threats to the integrity, confidentiality, and availability of systems and data supporting critical operations and assets
b. Policies and procedures that are based on the risk assessments associated with the operations and assets for programs and systems that cost-effectively reduce information security risks to an acceptable level and ensure compliance with prescribed policies and procedures, and applicable requirements
c. Security awareness training to inform personnel of information security risks associated with the activities of personnel and responsibilities of personnel in complying with agency policies and procedures designed to reduce such risks
d. Periodic management testing and evaluation of the effectiveness of information security policies and procedures
e. A process for ensuring remedial action to address any significant deficiencies
f. Procedures for detecting, reporting, and responding to security incidents, including mitigating risks associated with such incidents before substantial damage occurs, notifying and consulting with the appropriate law enforcement officials and other offices and authorities
g. Appropriate reporting to proper authorities (IRS or other) of weaknesses and remedial actions
h. Management commitment and approval (authorization to operate)
C.9.14 DISASTER RECOVERY PLAN
The Contractor shall provide a description of the resources, actions, tasks and data required to manage the business recovery process in the event of a business interruption. The plan is designed to assist in restoring the business process within the stated disaster recovery goals.
The Disaster Recovery Plan should identify:

a. The priorities, resources, and procedures necessary to ensure that essential operational tasks can be continued after disruption to a system
b. Identify the backup site
c. Scheduled test and results
d. Management commitment and approval (authorization to operate)
C.9.15 NETWORK DESIGN AND ARCHITECTURE SCHEMATICS
The Contractor shall provide a diagram of the e-payment system of both the primary and back-up sites.
The diagram must include all access points, firewalls, routers, switches, hubs, email servers, database servers, IDS, IPS, etc
C.9.16 TRUSTED FACILITY MANUAL
The Contractor shall provide a description of how to configure and install a specific secure system, operate the system in a secure manner, and make effective use of the system privileges and protection mechanisms to control access to administrative functions and databases.
The Trusted Facility Manual should identify:
a.	Provides specific guidance to administrators on how to configure and install the system

b.	How to administer and operate the system in a secure manner

c.	How to avoid risks and improper use of administrative functions that would compromise the system

d.	Procedures for examining and maintaining the audit files as well as the detailed audit record structure for each type of audit shall be given

e.	Management commitment and approval (authorization to operate)
C.9.17 PROCESS AND DATA FLOW SCHEMATIC
The Contractor shall provide detailed description of the user’s experience when interacting with the e-payment application(s) from beginning to end — describe activities in each step.
C.9.18 FUNDS SETTLEMENT TIMELINE
The Contractor shall provide a funds settlement timeline — detailing path of funds from authorization to ACH debit from bulk account.
C.9.19 SYSTEM DEVELOPMENT LIFE CYCLE
The Contractor shall provide a description of the stages involved in the information system development project, from an initial feasibility study through maintenance of the completed application.
C.9.20 TEST PLANS, TEST CASES AND TEST RESULTS
The Contractor shall provide all security and privacy and functional application test plans, test cases and results.
C.9.21 FUNCTIONAL DOCUMENTATION — SCRIPTS, SCREENS, CALL FLOWS, USER GUIDES, ETC.
The Contractor shall provide all necessary documentation for the functional applications; i.e. IVR scripts, call flow diagrams, web documentation (i.e. screen shots), business rules, user guides, etc.

C.9.22 REFERENCE:
Public Laws
1) Public Law 93 – 579, Privacy Act of 1974, as Amended
2) Public Law 97 – 255, Federal Managers’ Financial Integrity Act (FMFIA) of 1982
3) Public Law 99 – 474, The Computer Fraud and Abuse Act of 1986
4) Public Law 100 – 235, Computer Security Act of 1987
5) Public Law 104 – 13, Paperwork Reduction Act of 1995
6) Public Law 104 – 106, Clinger-Cohen Act of 1996
7) Taxpayer Browsing Protection Act of 1997
8) Public Law 106 – 398, FY 2001 Defense Authorization Act, October 30, 2000
Information on Public Laws is available at: http://thomas.loc.gov
Executive Orders
1) Executive Order 13010: Critical Infrastructure Protection, July 15, 1996
2) Executive Order 13011: Federal Information Technology, July 16, 1996
Presidential Decision Directive
Presidential Decision Directive (PDD) 63, Critical Infrastructure Protection, May 22, 1998
Office of Management and Budget (OMB)
1) OMB Circular No. 109, Major Systems Acquisition, April 4, 1976
2) OMB Circular No. A-123, Management Accountability and Control, July 21, 1995
3) OMB Circular No. A-127, Financial Management Systems, July 23, 1993
4) OMB Circular No. A-130, Management of Federal Information Resources, February 8, 1996
OMB Memorandum
1) M-99 – 18: Privacy Polices on Federal Web Sites, June 2, 1999
2) M-99 – 20: Security of Federal Automated Information Resources, June 23, 1999
3) M-00 – 07: Incorporating and Funding Security in Information Systems Investments, September 28, 2000
Federal Regulation
Federal Information Resources Management Regulation (FIRMR)
Department of Treasury
1) Department of Treasury Information System Life Cycle Manual TD P 84-01, July 1994
2) Department of the Treasury Security Manual TD P 71-10, August 23, 1999
3) Department of Treasury Information Technology Manual TD P 81-01, August 2001
Treasury Memorandum & IRS Documentation
TBD
Internal Revenue Manuals (IRMs)
TBD
General Accounting Office (GAO)
1) Executive Guide on Information Security Management, May 1998
2) Information Security Risk Assessment, Practices of Leading Organizations, November 1999
3) Federal Information System Control Audit Manual (FISCAM), January 2000
The GAO Publications noted above are available on GAO website: http://gao.gov
National Institute of Standards and Technology (NIST) Special Publications (SP) 800 Series website: http://csrc.nist.gov

C.10 SCHEDULE OF PERFORMANCE
The Contractor shall provide a project plan (WBS) for system and application development which shall include the events and dates listed in the chart below. The dates are tentative and must be coordinated with the COTR and IRS’s representative authorized to perform the system security and functional application testing (IV&V). The timeframes may be modified under the COTR’s direction and will be updated annually as contract option years are exercised.

Responsible	Event	Anticipated
Party		Due Dates
Contractor	Provide UNAX briefing documentation	04/10/2009

All	Annual Requirements Review for FS 2010	04/20/2009

Contractor	Provide draft WBS (including requirements, development, testing and implementation phases)	05/11/2009

IRS	Provide comments on draft WBS	05/18/2009

Contractor	Deliver base lined WBS	06/01/2009

Deliver Initial Functional Requirements/User Interface

Contractor	Documentation and workflow schematics; including scripts, web text & screen shots, business rules, etc.	06/08/2009

IRS	Provide initial comments on draft Functional Documentation (iterative process)	06/22/2009

Contractor	Obtain signed contracts with other participating subcontractors, if applicable	06/30/2009

Contractor	Deliver Transaction Processing Network Documentation	07/20/2009

Contractor	Deliver Final Functional Requirements/User Interface Documentation	08/17/2009

Contractor	Deliver Trusted Facility Manual	08/24/2009

Contractor	Deliver Final Test Plans	08/29/2009

Contractor	Begin internal application testing and deliver test cases	09/07/2009

Contractor	Deliver FS 2010 Marketing Plan	09/21/2009

IRS	Provide comments on Marketing Plan	09/28/2009

IRS	Provide revised credit card chargeback procedures, if applicable	10/05/2009

Contractor	Complete internal application testing	10/30/2009

Contractor	Begin full circle integrated test with IRS/TFA (subject to change)	11/02/2009

Contractor	Complete full circle integrated test with IRS/TFA (subject to change)	11/13/2009

Contractor	Complete all testing and obtain bulk provider certification from TFA	12/07/2009

Contractor	Implement Electronic Payment Services for FS 2010	01/01/2010

IRS	Provide hyperlink from the IRS web site to the Contractor’s Web page	01/08/2010

Contractor	Deliver Initial FS 2010 Findings Report	06/01/2010

Contractor	Deliver Initial FS 2010 Marketing Report	06/01/2010

Contractor	Deliver Supplemental FS 2010 Findings Report	02/01/2011

Responsible	Event	Anticipated
Party		Due Dates
Contractor	Deliver Supplemental FS 2010 Marketing Report	02/01/2011
Note: Most payment options will be available to taxpayers year-round beginning January 1.
C.11 INSPECTION AND ACCEPTANCE
Inspection and acceptance of all work performed under this contract shall be by the COTR or a duly authorized representative.
C.11.1 REVIEW OF REPORTS AND RECORDS
1. The Government will conduct a review of all required reports and records for completeness, correctness and compliance with the requirement of the contract. If the Government determines that there are omissions, errors or deficiencies, the Government will notify the Contractor of such deficiencies within ten (10) days from date of receipt.
•	The Service Provider shall make the necessary modifications that will allow the Government to accept the final product within five (5) days from date of notification.
C.12 PUBLIC RELEASE OF INFORMATION
(1) The Contractor shall obtain the written permission of the IRS Senior Manager or COTR before releasing or using any information regarding the Contractor’s selection for, or performance of work on, this contract. Information including, but not limited to, advertisements, unclassified speeches, articles, press releases, presentations, displays or demonstrations developed or proposed for release to the public must be submitted in their entirety to the Senior Manager or COTR. The Contractor shall request, in writing, permission to release information describing the scope of the information to be released and the purpose for its release. This clause does not affect the Contractor’s rights with regard to patents, which are governed by the patent clauses of this contract. This clause shall apply to parent companies and subcontractors at any tier.
(2) The Contractor shall not impose limitations on the use of any information or data, or any portion thereof, which has been published in any form or is otherwise generally available in the public domain.
(3) The Contractor in publicizing its selection for, or its performance of work on, this Contract shall not state or imply that the Government endorses or warrants its products or services. Information publicized shall clearly indicate that the taxpayer’s decision to use any of the Contractor’s products or services will not result in any special treatment from the Internal Revenue Service. This clause shall apply to parent companies and subcontractors at any tier.
(4) In the event of a termination for the convenience of the Government, the Government shall be responsible for press releases, jointly prepared with the Contractor, declaring the termination of the program by the Government. Such releases shall be placed where determined by the contractor, except that the Government reserves the right to either place such releases itself in a reasonable number of news media or paying for the Contractor’s placement of such releases. The Government shall consider the Contractor’s reasonable request for the number of news media to receive such releases. The Government shall also consider the Contractor’s reasonable request that it not issue a public release or public announcement of the termination of the Contract for the Government’s convenience.

Attachment 3
LIST OF APPENDICES

Appendix No.	Title	Double
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A.	FAR 2.101 — Definition Of A Commercial Item

B.	2009 Credit Card Bulk Provider Requirements

C.	Treasury Regulations 301.6311-2 Payment by Credit Card or Debit Card